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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☑ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CAPTEC FRANCHISE CAPITAL PARTNERS L.P. IV

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CAPTEC FRANCHISE CAPITAL PARTNERS L.P. IV
24 FRANK LLOYD WRIGHT DRIVE
LOBBY L, 4TH FLOOR
ANN ARBOR, MICHIGAN 48105

September __, 2004

Dear Limited Partner:

     This letter is being sent to the limited partners of Captec Franchise Capital Partners L.P. IV, a Delaware limited partnership, in connection with the solicitation by the Partnership of consents to (i) dissolve the Partnership, liquidate its assets and wind up its affairs; and (ii) amend the partnership agreement to permit, on a limited basis, the sale of Partnership assets to certain affiliates in connection with the dissolution, liquidation and winding up of the Partnership.

     The proposals to which this letter and the enclosed consent solicitation statement relate are more fully set forth in the accompanying consent solicitation statement. This letter and the enclosed consent solicitation statement are first being furnished on or about September    , 2004 to the limited partners reflected on the Partnership’s list of holders of units of limited partnership interest as of August 20, 2004. The general partner has established August 20, 2004 as the record date for determining the limited partners eligible to consent with respect to the proposals. Only limited partners of record on the record date are eligible to consent to the proposals and the enclosed consent form may be utilized only by such limited partners. We urge you to read the accompanying consent solicitation statement carefully and either: (1) consent by Internet in accordance with the instructions on the enclosed consent form; (2) consent by telephone in accordance with the instructions on the enclosed consent form; or (3) sign, date and promptly mail the enclosed consent form to Georgeson Shareholder Communications Inc., Wall Street Station, P.O. Box 1100, New York, New York 10269-0646.

     YOUR CONSENT TO THE PROPOSALS IS IMPORTANT. PLEASE CONSENT BY INTERNET OR TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE ENCLOSED CONSENT FORM NO LATER THAN       , 2004 TO MAKE SURE YOUR CONSENT IS COUNTED.

Sincerely,

CAPTEC FRANCHISE CAPITAL
PARTNERS L.P. IV

By:	GP4 Asset Acquisition, LLC,
General Partner

By:	/s/ Patrick L. Beach

President

SUMMARY

     This summary highlights selected information presented in this consent solicitation statement and may not contain all of the information that is important to you. To understand more fully the proposals for which the Partnership is soliciting the limited partners’ consent, you should carefully read this entire consent solicitation statement, the plan of liquidation and dissolution attached hereto as Annex A, and the amendment to the partnership agreement attached hereto as Annex B.

Reasons for the Liquidation and Dissolution (p. 11 )

•	The Partnership’s liquidation plans, as stated in the offering materials delivered in connection with the Partnership’s initial offering of units of limited partnership interest, indicated that the Partnership intended to liquidate between March 2003 and February 2007.

•	The general partner believes that market conditions for selling retail net leased real estate are presently favorable, due to the limited supply of, and high demand for, such assets, as well as the low interest rate environment.

•	While market conditions are presently favorable, the general partner believes that the current expectations for increases in interest rates could result in reduced real estate values over time, due to the effect of increased borrowing costs and increased yield expectations (in comparison to other investments).

•	In light of these trends, the general partner has concluded that it would be preferable to sell the Partnership’s assets as soon as practicable to benefit from this favorable environment.

Terms of the Plan of Liquidation and Dissolution (p. 12 )

•	Upon approval of the plan of liquidation and dissolution, the Partnership shall be dissolved and the general partner will be authorized to liquidate the assets of the Partnership and distribute the net proceeds from such liquidation, and otherwise wind-up the affairs of the Partnership in accordance with the partnership agreement, without any further action by the limited partners.

•	Net proceeds from the sale of Partnership assets will be used to pay any creditors of the Partnership (excluding any creditors whose obligations are assumed by the purchasers of assets), including liabilities related to expenses of liquidation, expenses of preparing, filing and distributing financial reports to various agencies and the limited partners, expenses for all applicable taxes and reserves for contingencies which the general partner considers necessary in its discretion.

•	Liquidation of the Partnership will not be completed until all of the Partnership’s assets have been sold.

•	Once the Partnership’s assets have been sold and the liabilities of the Partnership have been satisfied, the general partner shall authorize one or more cash distributions to the partners, including the general partner, in complete liquidation of the Partnership. In the event that the Partnership assets are sold in a series of transactions and the net proceeds from the earlier sales have satisfied the liabilities of the Partnership, the general partner may, in its sole discretion, authorize interim partial distributions to the partners prior to the completion of the liquidation of the Partnership.

Sale of the Partnership Assets (p. 13 )

•	The Partnership has engaged the Net Leased Property Group of CB Richard Ellis, Inc. to oversee the brokerage activity on behalf of the Partnership. CB Richard Ellis has substantial experience in selling net leased real estate assets, including portfolios of such assets, having sold over $2 billion of single tenant net leased properties in the past two years.

•	Assets will be marketed on a local, regional and national basis and to a limited number of international investors.

•	The Partnership’s assets will be marketed both individually and as a portfolio. Interested purchasers will be allowed to bid for one asset, a group of assets selected by the purchaser or all of the Partnership’s assets.

•	Assets may be marketed prior to the limited partners’ approval of the plan of liquidation and dissolution. However, until approval of the plan of liquidation and dissolution is granted, the general partner will not enter into binding contracts to sell Partnership assets unless such contracts are contingent upon approval by the limited partners (if such approval would otherwise be required by the partnership agreement). Commencing the marketing of the assets in advance of that approval is designed to shorten the liquidation process.

•	The general partner believes that receipt of limited partner approval of the plan of liquidation and dissolution will enhance the marketing process, by allowing the Partnership to unconditionally accept offers from potential purchasers rather than condition such acceptances on the consent of the limited partners, and expects that the consent solicitation will be completed prior to the completion of the marketing process.

Appraisal Rights (p. 16 )

•	Neither Delaware law, nor the partnership agreement provides dissenters’ rights to the limited partners, regardless of whether such limited partner has or has not consented to the proposal to dissolve the Partnership and liquidate its assets.

Amendment to the Partnership Agreement (p. 20 )

•	The proposed amendment to the partnership agreement would permit the general partner and/or its affiliates to purchase assets having an aggregate value of up to 20.0% of the net book value of the Partnership assets, if and when Partnership assets having an aggregate value of at least 80.0% or more of the total net book value of the Partnership assets have been sold to third parties. For purposes of calculating these percentages, the net book value of the Partnership assets will be determined as of the date of the approval of the amendment by the limited partners. The sale price to the general partner or its affiliates will not be less than the price offered by a bona fide third party purchaser or, if no such offer was received, the value assigned by an independent third party appraiser.

•	The general partner believes this amendment will facilitate timely completion of the liquidation of the Partnership and will reduce the continuing administrative costs of operating the Partnership in the event most but not all Partnership assets have been sold.

Risk Factors (p. 16 )

•	The plan of liquidation and dissolution, and the amendment to the Partnership Agreement are subject to certain risks that should be carefully considered by the limited partners before consenting.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION STATEMENT,
THE PROPOSED LIQUIDATION AND THE PROPOSED PARTNERSHIP
AMENDMENT

Q:	Why have I received this consent solicitation statement?

A:	You have received this consent solicitation statement because the Partnership’s partnership agreement requires that the holders of a majority of the outstanding units of limited partnership interest approve the proposed dissolution and liquidation. The general partner is also soliciting your consent because the partnership agreement cannot be amended without approval of a majority of the limited partners. You are entitled to participate in the consent process because, according to the records of the Partnership, you owned units of limited partnership interest on August 20, 2004, which is the record date for purposes of this consent solicitation statement. Even if you have sold some or all of your units since that date, if you owned units on August 20, 2004, you are entitled to participate in the consent process.

Q:	Does the general partner recommend that I consent to the plan of liquidation and dissolution and the amendment to the partnership agreement?

A:	Yes. The general partner recommends that limited partners consent to the plan of liquidation and dissolution and the amendment to the partnership agreement. Consents may be given by internet or telephone, or by signing and dating the enclosed consent card and returning it promptly in the enclosed postage-prepaid envelope.

Q:	What does the liquidation involve?

A:	If approved and successfully completed, the liquidation will include the sale of all of the assets of the Partnership, payment or making provision for payment of all Partnership obligations and liabilities, distribution of the available net cash to the partners and termination of the Partnership.

Q:	Why is the general partner proposing to sell the Partnership assets?

A:	The Partnership’s liquidation plans, as stated in the offering materials delivered in connection with the Partnership’s initial offering of units of limited partnership interest, indicated that the Partnership intended to liquidate between March 2003 and February 2007. The general partner believes that market conditions for selling retail, net leased real estate are presently favorable. Notwithstanding, the general partner believes that the current expectations for increases in interest rates could result in reduced real estate values over time, due to the effect of increased borrowing costs and increased yield expectations (in comparison to other investments). The general partner has concluded that it is preferable to sell the Partnership’s assets as soon as practicable to benefit from this favorable environment. For additional information regarding the reasons for the proposed liquidation and dissolution of the Partnership, see “Reasons for the Liquidation and Dissolution” on p. 11 of this consent solicitation statement.

Q:	What will happen if the plan of liquidation and dissolution is approved?

A:	Upon approval of the plan of liquidation and dissolution, the Partnership will be deemed to be dissolved under the Delaware Revised Uniform Limited Partnership Act and the general partner will be authorized to liquidate the assets of the Partnership and distribute the net proceeds from such liquidation without any further action by the limited partners. In the process, net proceeds from the sale of partnership assets will be used to pay any creditors of the Partnership (excluding any creditors whose obligations are assumed by the purchasers of assets), including liabilities related to expenses of liquidation, expenses of preparing, filing and distributing financial reports to various agencies and the limited partners, expenses for all applicable taxes and reserves for contingencies that the general partner considers necessary in its discretion.

Q:	How will the Partnership market and sell its assets?

A:	The Partnership has engaged the Net Lease Property Group of CB Richard Ellis, Inc. to oversee the selling of the Partnership assets. CB Richard Ellis has substantial experience in selling net leased real estate assets, including portfolios of such assets, having sold over $2 billion of single tenant net leased properties in the past two years. The Partnership’s assets will be marketed both individually and as a portfolio. Interested purchasers will be allowed to bid for one asset, a group of assets selected by the purchaser or all of the Partnership’s assets. In addition, Captec Franchise Capital Partners L.P. III, an affiliate of the Partnership, is simultaneously seeking approval of a similar liquidation plan and amendment to its partnership agreement by its limited partners. CB Richard Ellis has been engaged by the Partnership and Captec Franchise Capital Partners L.P. III, on identical terms, to sell each partnership’s assets. If the plans of liquidation of each partnership are approved, the selling effort will be conducted simultaneously by CB Richard Ellis, and potential purchasers may, but will not be required to, bid for the assets of both partnerships. Each partnership’s assets will be separately delineated, so as not to preclude offers to purchase the assets of only one of the partnerships. Potential purchasers interested in assets in both partnerships will be required to submit offers that separately describe the terms of such offers by partnership. For additional information regarding sale of the Partnership assets, see “Sale of the Partnership Assets” on p. 13 of this consent solicitation statement.

Q:	Will the Partnership market properties prior to obtaining limited partner approval of the plan of liquidation and dissolution?

A:	Assets may be marketed prior to the limited partners’ approval of the plan of liquidation and dissolution. However, until approval of the plan of liquidation and dissolution is granted, the general partner will not enter into binding contracts to sell Partnership assets unless such contracts are contingent upon approval by the limited partners (if such approval would otherwise be required by the partnership agreement).

Q:	When will the liquidation be completed?

A:	The partnership agreement prohibits the distribution of assets in kind. Therefore, liquidation of the Partnership will not be completed until all of the Partnership’s assets have been sold. Once the Partnership’s assets have been sold and the liabilities of the Partnership have been satisfied, including any liabilities owed by the Partnership to the general partner (in accordance with the partnership agreement), the general partner shall authorize one or more cash distributions to the partners, including the general partner, in complete liquidation of the Partnership. In the event that the Partnership assets are sold in a series of transactions and the net proceeds from the earlier sales have satisfied the liabilities of the Partnership, the general partner may, in its sole discretion, authorize partial interim distributions to the partners, including the general partner, prior to the completion of the liquidation of the Partnership. It is difficult to predict the amount and timing of the sale of the Partnership’s assets and, consequently, the amount and timing of liquidating distributions to the partners. The actual amount of distributions shall be determined in accordance with the partnership agreement. Timing of distributions to the partners will be determined by the general partner in its sole discretion and will depend, in part, upon the timing and receipt of proceeds of the sale and the amounts deemed necessary by the general partner to pay or provide for all of the Partnership’s liabilities and obligations. In accordance with the partnership agreement, the general partner may establish reserves for the payment of unforeseen and contingent Partnership liabilities pending a final distribution.

Q:	How will the proceeds of the liquidation be distributed?

A:	In accordance with the partnership agreement, the proceeds from the sale of Partnership assets in connection with the dissolution and winding up of the Partnership will be distributed as follows:

•	To the payment of creditors of the Partnership, but excluding secured creditors whose obligations will be assumed or otherwise transferred on liquidation of the Partnership assets.

•	After allowance for the expenses of liquidation and the setting up of any reserves for contingencies which the general partner considers necessary, to the partners (potentially including the general partner) in proportion to and to the extent of the positive balances in their capital accounts, after the allocation of net income and/or net loss arising from the disposition of the assets in accordance with the partnership agreement.

The expenses of liquidation will include the commission payable to CB Richard Ellis and the equipment liquidation fees (3.0% of gross sale price) payable to an affiliate of the general partner pursuant to Section 9.6 of the partnership agreement. In addition, such expenses may include the real estate liquidation fees (lesser of 50.0% of customary market fees or 3.0% of gross sale price) payable to an affiliate of the general partner pursuant to Section 9.7 of the partnership agreement, which real estate liquidation fees are subordinate to the receipt by the limited partners of certain priority distributions as described therein.

Q:	Will I owe any federal income tax as a result of the liquidation?

A:	The sale of the Partnership’s assets may generate capital gain or loss to the limited partners for United States federal income tax purposes. Tax matters are very complicated and your tax consequences may depend on your financial situation and whether you purchased your limited partner units in the original offering or the secondary market. Please consult your tax advisor to determine the potential tax consequences of the liquidation. For additional information regarding certain tax consequences of the liquidation, see “Material Federal Income Tax Consequences” on p. 19 of this consent solicitation statement.

Q:	What does the amendment to the partnership agreement involve?

A:	Currently the partnership agreement prohibits the general partner and its affiliates from purchasing Partnership assets. If the limited partners consent to the amendment to the partnership agreement, the partnership agreement will be amended to permit the general partner and/or its affiliates to purchase assets having an aggregate value of up to 20.0% of the net book value of the Partnership assets, if and when Partnership assets having an aggregate value of at least 80.0% or more of the total net book value of the Partnership assets have been sold to third parties. For purposes of calculating these percentages, the net book value of the Partnership assets will be determined as of the date of the approval of the amendment by the limited partners. The sale price to the general partner or its affiliates will not be less than the price offered by a bona fide third party purchaser or, if no such offer was received, the value assigned by an independent third party appraiser.

Q:	Why does the general partner want to amend the partnership agreement?

A:	If the liquidation is approved, there is a chance that the general partner may not be able to sell all of the Partnership’s assets to third parties. Since the partnership agreement prohibits distributions in kind, the partnership cannot be liquidated until all of the Partnership’s assets are sold. Failure to sell all of the Partnership’s assets in a timely manner will result in a delay in the liquidating distribution(s) to the partners and continued administrative costs to the Partnership. The general partner believes that if it or its affiliates are permitted to purchase these unsold assets under these circumstances, the partners will benefit because they will receive their liquidating distributions sooner and less of the Partnership’s financial resources will be devoted to administrative costs incurred in connection with the continuation of the Partnership.

Q:	If the partnership agreement is amended and Partnership assets are sold to the general partner, how can the limited partners be assured that the Partnership will receive a fair price for these assets?

A:	The amendment to the partnership agreement will only permit sale of Partnership assets to the general partner or its affiliates for a sale price not less than the price offered by a bona fide third party purchaser or, if no such offer was received, the value assigned by an independent third party appraiser.

Q:	What if the plan of liquidation and dissolution is not approved?

A:	If the plan of liquidation and dissolution is not approved by the requisite number of limited partners, then the general partner will only sell the Partnership’s assets to the extent permitted in, and the Partnership will continue operating in accordance with, the partnership agreement.

Q:	What if the plan of liquidation and dissolution is approved, but the amendment to the partnership agreement is not approved?

A:	Approval of the plan of liquidation and dissolution is not contingent on approval of the amendment to the partnership agreement. Therefore, if the plan of liquidation and dissolution is adopted, the general partner will proceed to liquidate the assets of the partnership, regardless of whether the amendment to the partnership agreement is adopted.

Q:	Am I required to vote on the plan of liquidation and dissolution and the partnership amendment?

A:	No. You are not required to vote on the plan of liquidation and dissolution or the amendment to the partnership agreement. However, the Partnership can only implement the plan of liquidation and dissolution and amend the partnership agreement if such proposal receives the approval of limited partners holding at least a majority of the outstanding units of limited partnership interest entitled to vote. If you fail to consent, it will have the same effect as a vote “AGAINST” the plan of liquidation and dissolution and the amendment to the partnership agreement.

Q:	How do I consent?

A:	Limited partners can consent in three ways:

•	By Internet-You can consent by Internet by following the instructions on your consent card;

•	By Telephone-You can consent by telephone by following the instructions on your consent card; or

•	By Mail-You can consent by mail by using the enclosed consent card.

Q:	How long do I have to consent?

A:	It is the present intention of the Partnership to close this consent solicitation as to each proposal as of the date on which valid consents in favor of such proposal from limited partners owning at least a majority of the units of limited partnership interest outstanding have been received by the Partnership. The Partnership is seeking, if possible, to close this consent solicitation on or about , 2004, although, if necessary, the Partnership intends to continue to solicit consents after that time.

Q:	Can I change my consent?

A:	Yes. Limited partners may change their consent to either proposal at any time prior to the close of the consent solicitation for such proposal. Any change to a limited partner’s consent will only be effective prior to the time the consent solicitation for such proposal is closed by the general partner. To be effective, any change of a limited partner’s consent must be received by the Partnership either in writing, or by internet or telephone, in accordance with the consent instructions on the enclosed consent card prior to the close of the consent solicitation for the particular proposal.

Q:	Do limited partners have appraisal rights?

A:	No. Neither Delaware law nor the partnership agreement provides limited partners appraisal rights with respect to the value of their units of limited partnership interest. Therefore, there will not be any procedure by which a limited partner can seek an alternative valuation of his or her units, regardless of whether the limited partner does or does not consent to the liquidation.

Q:	Who do I call if I have questions about the proposals?

A:	If you have questions regarding the proposals you should call Georgeson Shareholder Communications Inc., toll-free, at 1-800-506-7143.

WHAT YOU SHOULD KNOW BEFORE VOTING ON THE PROPOSALS

     Background

     Captec Franchise Capital Partners L.P. IV, a Delaware limited partnership, was formed on July 23, 1996 for the purpose of acquiring income-producing commercial real properties and equipment leased on a “triple net” basis, primarily to operators of national and regional franchised businesses. After accepting subscriptions for the minimum number of units of limited partner interests, the Partnership commenced operations on March 5, 1997.

     The initial general partners upon formation of the Partnership were Captec Franchise Capital Corporation IV, a wholly-owned subsidiary of Captec Financial Group, Inc., an affiliate, and Patrick L. Beach, the Chairman of the Board of Directors and Chief Executive Officer of Captec Franchise Capital Corporation IV and Captec Financial Group. In August 1998, Captec Net Lease Realty, Inc., an affiliate, acquired the general partnership interests of the Partnership. In December 2001, Captec Net Lease Realty merged with and into Commercial Net Lease Realty, Inc. In connection with the merger, Commercial Net Lease agreed to sell and assign its general partnership interest in the Partnership to GP4 Asset Acquisition, LLC, which is wholly-owned by Mr. Beach and is an affiliate of Captec Financial Group. Effective January 15, 2002, the limited partners consented to the transfer of the general partnership interest to GP4 Asset Acquisition. On September 11, 2003, the Partnership’s secured lender consented to the transfer of the general partnership interest to GP4 Asset Acquisition. Upon receipt of the secured lender’s consent, the general partnership interest was immediately transferred to GP4 Asset Acquisition. Therefore, as of September 11, 2003, GP4 Asset Acquisition became the general partner of the Partnership.

     The principal investment objectives of the Partnership are: (i) preservation and protection of capital; (ii) distribution of cash flow generated by the Partnership’s leases; (iii) capital appreciation of the Partnership’s properties; (iv) generation of increased income and protection against inflation through contractual escalation of base rents or participation in gross revenues of tenants of the Partnership’s properties; and (v) deferred taxation of cash distributions to the limited partners.

     The Partnership’s properties generally are leased on terms which provide for a base minimum annual rent with fixed increases on specific dates or indexation of rent to indices such as the Consumer Price Index. The Partnership’s equipment is leased only pursuant to leases under which the present value of non-cancellable rental payments payable during the initial term of the lease is at least sufficient to permit recovery of the purchase price of the equipment.

     There is no public market for the units of limited partnership interest and the Partnership does not currently expect that any market will develop. There are restrictions upon the transferability of units of limited partnership interest, including the requirement that the general partner consent to any transferee becoming a substituted limited partner (which consent may be granted or withheld in the sole discretion of the general partner). In addition, restrictions on transfer may be imposed under state securities laws.

The Partnership has no employees. The general partner and its affiliates, however, are permitted to perform services for the Partnership pursuant to the partnership agreement. The Partnership’s principal offices are located at 24 Frank Lloyd Wright Drive, Lobby L, Fourth Floor, Ann Arbor, Michigan 48105.

PROPOSAL ONE
PLAN OF LIQUIDATION AND DISSOLUTION

     Reasons for Liquidation and Dissolution

     The Partnership’s liquidation plans, as stated in the offering materials delivered in connection with the Partnership’s initial offering of units of limited partnership interest, indicated that the Partnership intended to dispose of its properties and liquidate the Partnership in approximately March 2003 through February 2007, the seventh and tenth years after the Partnership commenced operations. These liquidation plans were partly based upon the then-general partners’ belief that the equipment leases would have expired by the time of liquidation, and that the return of the investment in such assets would have been received through the full payout of rental payments. As of June 30, 2004, substantially all of the Partnership’s investments in equipment leases have expired and the related capital returned to the limited partners. As a result, the Partnership will have limited valuation risk related to the sale of its remaining equipment assets, for which there are likely a significantly smaller number of potential purchasers.

     The general partner believes that market conditions for selling retail net leased real estate are presently favorable, due to the limited supply of, and high demand for, such assets, as well as the low interest rate environment. As a result, the general partner believes that net leased real estate assets are presently being sold at high prices relative to their annual income.

     Although market conditions are presently favorable, the general partner believes that the current expectations for increases in interest rates could result in reduced real estate values over time, due to the effect of increased borrowing costs and increased yield expectations (in comparison to other investments). In light of these trends, the general partner has concluded that it would be preferable to sell the Partnership’s assets as soon as practicable to benefit from the existing favorable environment.

     Valuations of net leased properties are based upon a variety of factors, including the number of years remaining on the base term of the lease. Investors generally prefer a substantial number of years remaining on the lease (because they can more readily predict their income on their investment) and thus such investors tend to pay higher prices for properties that have a longer remaining lease term. The Partnership’s liquidation plans, as stated in the offering materials delivered in connection with the Partnership’s initial offering of units of limited partnership interest, were partly based upon a balance of holding the Partnership’s properties long enough to enjoy some of the contractual rent increases, without permitting the lease terms to become so short that they diminish the value of the Partnership’s properties to potential purchasers. Since the Partnership’s formation, there have been substantial contractual rent increases. The general partner believes that holding the properties significantly longer will result in remaining lease terms being reduced to levels that may make the Partnership properties less attractive to potential purchasers.

     Terms of the Plan of Liquidation and Dissolution

     The following is a brief summary of the Partnership’s plan of liquidation and dissolution. The summary is qualified in its entirety by reference to the full text of the plan of liquidation and dissolution, attached hereto as Annex A, which is incorporated herein by reference. Limited partners are encouraged to read the plan of liquidation and dissolution in its entirety for the express legal terms of the plan of liquidation and dissolution and other information that may be important to a decision of whether or not to consent to the plan of liquidation and dissolution.

     Upon approval of the plan of liquidation and dissolution, the general partner will be authorized to liquidate the assets of the Partnership and distribute the net proceeds from such liquidation in accordance with the partnership agreement (as described in greater detail below), without any further action by the limited partners.

     The partnership agreement provides that proceeds from the sale of Partnership assets in connection with the dissolution and winding up of the Partnership will be distributed as follows:

•	To the payment of creditors of the Partnership, but excluding secured creditors whose obligations will be assumed or otherwise transferred on liquidation of the Partnership assets.

•	After allowance for the expenses of liquidation and the setting up of any reserves for contingencies which the general partner considers necessary, to the partners (potentially including the general partner) in proportion to and to the extent of the positive balances in their capital accounts, after the allocation of net income and/or net loss arising from the disposition of the assets in accordance with the partnership agreement.

     The expenses of liquidation will include the commission payable to CB Richard Ellis and the equipment liquidation fees (3.0% of gross sale price) payable to an affiliate of the general partner pursuant to Section 9.6 of the partnership agreement. In addition, such expenses may include the real estate liquidation fees (lesser of 50.0% of customary market fees or 3.0% of gross sale price) payable to an affiliate of the general partner pursuant to Section 9.7 of the partnership agreement, which real estate liquidation fees are subordinate to the receipt by the limited partners of certain priority distributions as described therein.

     Allocations of income and loss to the partners’ capital accounts are determined in aggregate for each partner class (i.e. the limited partners and general partner). Apportionment of the aggregate limited partners’ share of income and loss to the individual limited partners’ capital accounts is determined each calendar year pro rata based upon the weighted average units owned throughout such year.

     The partnership agreement prohibits the distribution of assets in kind. Therefore, liquidation of the Partnership will not be completed until all of the Partnership’s assets have been sold.

     The general partner may utilize the services of one or more advisors and/or brokers to assist in the sale of the Partnership assets. In order to proceed with the plan of liquidation and dissolution (if approved by the limited partners), the general partner has engaged, on behalf of the Partnership, the firm of CB Richard Ellis to act as the Partnership’s real estate broker to sell the Partnership’s properties. For a more detailed description of the Partnership’s agreement with CB Richard Ellis, see “Sale of the Partnership Assets” below.

     Once the Partnership’s assets have been sold and the liabilities of the Partnership have been satisfied, including any liabilities owed to the general partner (in accordance with the partnership agreement), the general partner shall authorize one or more cash distributions to the partners, in accordance with the partnership agreement, in complete liquidation of the Partnership. In the event that the Partnership assets are sold in a series of transactions and the net proceeds from the earlier sales have satisfied the liabilities of the Partnership, the general partner may, in its sole discretion, authorize interim partial distributions to the partners, including the general partner, prior to the completion of the liquidation of the Partnership.

     In accordance with the partnership agreement, the general partner may establish reserves for the payment of unforeseen and contingent Partnership liabilities pending a final distribution. In connection with the liquidation and winding up of the Partnership, the general partner shall, at the expense of the Partnership, cause the execution and timely filing of all reports it determines are necessary to effect the dissolution and termination of the Partnership, including the certificates of cancellation with the State of Delaware, tax returns and other reports required by the Internal Revenue Service and other taxing authorities, any reports required by the Securities Exchange Commission and all reports required to be delivered to the limited partners in accordance with the partnership agreement.

     Sale of the Partnership Assets

     The Partnership has entered into an exclusive listing agreement with CB Richard Ellis. CB Richard Ellis’s Net Leased Property Group will oversee the brokerage activity on behalf of the Partnership. CB Richard Ellis has substantial experience in selling net leased real estate assets, including portfolios of such assets, having sold over $2 billion of single tenant net leased properties in the past two years. CB Richard Ellis’s sales efforts will include the use of its electronic marketing capability and a proprietary database of over 5,000 principals and 75,000 real estate brokers. Assets will be marketed on a local, regional and national basis and to a limited number of international investors. The general partner believes this will provide for very broad exposure of the assets to potential purchasers.

     The Partnership’s assets will be marketed both individually and as a portfolio. Therefore, interested purchasers will be allowed to bid for one asset, a group of assets selected by the purchaser or all of the Partnership’s assets. Offers for the entire portfolio could be advantageous to the Partnership, to the extent that a single transaction would shorten the liquidation period, reduce ongoing Partnership operating costs, reduce overall transaction costs and/or allow for more timely distributions of net proceeds of the liquidation to the partners. The general partner will consider such potential benefits in evaluating competing offers.

     Assets may be marketed prior to the limited partners’ approval of the plan of liquidation and dissolution. However, until approval of the plan of liquidation and dissolution is granted, the general partner will not enter into binding contracts to sell Partnership assets unless such contracts are contingent upon approval by the limited partners (if such approval would otherwise be required by the partnership agreement). Having already been engaged, CB Richard Ellis will be able to commence the marketing process while the Partnership seeks consent to the plan of liquidation and dissolution, and thus expedite the marketing process. Furthermore, the general partner believes that receipt of limited partner approval of the plan of liquidation and dissolution will enhance the marketing process, by allowing the Partnership to unconditionally accept offers from potential purchasers rather than condition such acceptances on the consent of the limited partners, and expects that the consent solicitation will be completed prior to the completion of the marketing process.

     Under the terms of the listing agreement, CB Richard Ellis will pay for all marketing costs and will receive compensation only in the event of a sale (with a commission of up to 0.9% of the gross sale price of an asset). The listing agreement terminates on December 31, 2004, unless renewed by the parties, and is cancelable by the Partnership for any reason upon five days written notice. In the event the agreement is terminated and within ninety days after such termination the Partnership enters into a sale contract or completes a sale with a party who previously submitted a written offer to CB Richard Ellis and the Partnership while the CB Richard Ellis agreement was in effect, CB Richard Ellis will be entitled to receive its normal fee as otherwise required under the agreement.

     Captec Franchise Capital Partners L.P. III, an affiliate of the Partnership, is simultaneously seeking approval of a similar liquidation plan by its limited partners. CB Richard Ellis has also been engaged by this affiliate, on identical terms, to sell that partnership’s assets. If the plans of liquidation of each partnership are approved, the selling effort will be conducted simultaneously by CB Richard Ellis, and potential purchasers may, but will not be required to, bid for the assets of both partnerships. Each partnership’s assets will be separately delineated to the marketplace, so as not to preclude offers to purchase the assets of only one of the partnerships. Potential purchasers interested in assets in both partnerships will be required to submit offers that separately describe the terms of such offers by partnership. The general partner believes that conducting the sale of the Partnership’s assets in this manner will enhance the Partnership’s exposure to the marketplace and may also create an incentive for purchasers that prefer larger investments to bid aggressively for the Partnership’s assets and reduce overall transaction costs.

     Certain of the Partnership’s assets are pledged as collateral against secured debt obligations of the Partnership. Certain of these debt obligations have prepayment restrictions that could limit the Partnership’s ability to sell certain assets individually without repaying the debt secured by other assets, limit the Partnership’s ability to prepay the debt prior to a certain date and/or trigger a premium, fees and/or expenses due to the lender in accordance with the loan agreements. In marketing these encumbered assets, the Partnership will provide information to potential purchasers to allow them to bid to purchase any of these assets either based upon the Partnership prepaying the associated debt or the purchaser assuming the associated debt. Typically, purchase offers conditioned on the assumption of the related secured debt will be subject to the approval of the lender, which may be withheld in such lender’s discretion. In evaluating offers on assets securing debt obligations, the general partner will consider the net value to the Partnership, inclusive of the impact of any fees or expenses that would be required to be paid to lenders to complete such transactions.

     It is difficult to predict the amount and timing of the sale of the Partnership’s assets and, consequently, the amount and timing of liquidating distributions to the partners. Other than in the ordinary course, to date, no discussions have occurred and no negotiations have been entered into with prospective buyers of the Partnership’s assets. The amount of the distribution to the partners following the liquidation will be determined in accordance with the partnership agreement. The timing of distributions to the partners will be determined by the general partner in its sole discretion and will depend, in part, upon the timing and receipt of proceeds of the sale and the amounts deemed necessary by the general partner to pay or provide for all of the Partnership’s liabilities and obligations.

     Partnership Assets

     The following is a list of Partnership properties and equipment as of June 30, 2004.

		Lease	Lease		Building			Date of
	Concept	Commence	Expiration	Total	Size	Asset	Monthly	Next Rent
Lessee Name	Name	Date	Date	Cost	(Sq. Ft.)	Location	Rent	Increase
Properties
Hollywood Entertainment Corp.	Hollywood Video	11/01/97	07/01/12	$1,455,300	7,488	OH	$13,972	08/01/07
Blockbuster Entertainment Corp.	Blockbuster Video	09/01/97	08/01/07	1,170,000	6,500	GA	11,012	—
NT Management	Carino's	08/01/97	08/01/14	1,680,000	6,257	TX	16,170	08/01/06
CALVIR Taco II, LLC	Del Taco	01/01/99	01/01/19	1,239,000	2,164	CA	10,994	02/01/05
Kona Restaurant Group, Inc.	Carino's	08/01/99	08/01/16	1,675,622	6,595	TX	15,360	08/01/05
Hollywood Entertainment Corp.	Hollywood Video	10/01/98	12/24/12	1,454,880	7,488	OH	13,740	—
S&A Restaurant Corporation	Steak & Ale	07/01/98	07/01/18	2,100,000	7,724	MI	19,195	07/01/07
S&A Restaurant Corporation	Steak & Ale	07/01/98	07/01/18	2,441,250	7,239	PA	22,314	07/01/07
S&A Restaurant Corporation	Bennigan's	07/01/98	07/01/18	1,627,500	6,798	VA	14,876	07/01/07
Vacant	—	—	—	941,850	3,536	AZ	—	—
Vacant	—	—	—	948,150	3,203	AZ	—	—
Sterling Jewelers	Jared Jewelers	02/01/99	02/01/19	1,131,619	5,227	TX	12,833	02/01/09
TEC Foods	Taco Bell	01/01/99	01/01/19	766,500	2,252	MI	6,360	01/01/05
TEC Foods	Taco Bell	01/01/99	01/01/19	766,500	2,269	MI	6,360	01/01/05
Sybra, Inc.	Arby's	09/01/98	09/01/18	840,000	2,778	MI	6,720	09/01/05
Vacant	—	—	—	1,914,230	6,805	TX	—	—
DRM, Inc.	Arby's	01/01/00	01/01/20	987,000	3,094	IA	8,029	01/01/05
United Supermarkets, Inc.	United Supermarket	11/01/00	06/01/20	5,077,907	43,100	TX	39,094	—
SDI Foods Inc.	Taco Bell	04/01/03	09/01/19	1,155,000	2,214	OH	9,625	09/01/04

Total Properties				$29,372,308	132,731		$226,654

Equipment
				Current
				Net Investment

Girardi-Riva Enterprises, Inc.	Arby's	02/01/98	02/01/05	$28,031	n/a	WA	$4,108	n/a
Morgan’s Restaurants of PA, Inc.	KFC	10/15/97	10/15/04	7,408	n/a	PA	3,766	n/a
Virginia QSC, LLC	Burger King	11/01/97	11/01/04	14,271	n/a	VA	4,862	n/a
GC of Charlottesville	Golden Corral	05/01/98	05/01/05	68,647	n/a	VA	6,438	n/a
Circle Restaurant Company, Inc.	Arby's	12/01/00	09/01/05	42,461	n/a	CO	1,373	n/a
DJ Enterprises, Inc.	Taco Bell	10/01/98	09/01/07	16,502	n/a	FL	500	n/a
Repossessed	—	—	—	15,000	n/a	SC	—	n/a

Total Equipment				$192,320			$21,047

Total Properties and Equipment				$29,564,628			$247,701

     Appraisal Rights

     Neither Delaware law, nor the partnership agreement provides dissenters’ rights to the limited partners, regardless of whether such limited partner has or has not consented to the proposal to dissolve the Partnership and liquidate its assets.

     Regulatory Approvals

     Except for the filing of a certificate of dissolution with the Secretary of State of the State of Delaware and termination of the Partnership’s registration under the Securities Exchange Act of 1934, no state or federal regulatory approvals must be obtained to effectuate the liquidation and dissolution of the Partnership.

     Risks of the Liquidation

     In addition to the other information included elsewhere in this consent solicitation statement, the following factors should be considered carefully in determining whether to approve the proposed plan of liquidation and dissolution. There can be no assurance that the sale of the Partnership’s properties will be consummated. The information contained in this consent solicitation statement is subject to various and significant uncertainties, many of which are beyond the control of the Partnership. These uncertainties make it difficult to predict the timing and amount of any liquidating distributions to the partners.

There is substantial uncertainty regarding the amount and timing of the liquidating distributions to the partners.

     A number of factors will affect the amount and timing of liquidating distributions upon implementation of the plan of liquidation and dissolution, including the prices for which Partnership’s properties are sold, the condition of the real estate market during the liquidation, the costs of liquidation and other matters, each of which may be beyond the control of the Partnership. There is also no assurance that the Partnership’s assets can be sold within a reasonable period of time or at all. As a result, the Partnership cannot guarantee the amount or timing of liquidating distributions to partners.

Sales of assets pursuant to the plan of liquidation and dissolution are not subject to limited partner approval.

If the limited partners approve the plan of liquidation and dissolution, the Partnership will commence marketing all of its properties. Limited partners will have no further right or opportunity to vote on the sale of each property and will, therefore, have no right to approve or disapprove the terms of any individual sale. By consenting to the plan of liquidation and dissolution, limited partners are granting the Partnership authority to sell all of the Partnership’s assets upon terms and conditions which the general partner deems appropriate. The Partnership will automatically be terminated without any further approval of the limited partners upon completion of the liquidation.

There may be a delay in receiving certain benefits of sale.

The partnership agreement authorizes the Partnership to utilize net proceeds from the sale of its assets to establish reserves for authorized Partnership purposes, including the payment of the Partnership’s creditors. The Partnership may reserve some of the remaining undistributed net proceeds from the sale of the Partnership’s properties for purposes such as reserves for unknown liabilities, audit costs, fees and tax return preparation.

There are no dissenters’ rights for the limited partners.

Delaware law does not grant the limited partners who dissent from approval of the plan of liquidation and dissolution the right to demand appraisal for their units of limited partnership interest and payment of their fair cash value. As a result, if the plan of liquidation and dissolution is approved by a majority of the limited partners, limited partners who object to, or abstain from consenting to, the plan of liquidation and dissolution do not have the right to demand and attempt to obtain different payment for their units of limited partnership interest.

Indemnification provisions under the partnership agreement restrict the limited partners’ right of legal action against the general partner and could potentially reduce the aggregate amount available for distribution to the partners.

The partnership agreement provides that the general partner shall not be liable to the Partnership or any of the limited partners for any act or omission performed or omitted by the general partner in good faith and in a manner reasonably believed by it to be in the best interests of the Partnership, provided that the conduct did not constitute negligence or misconduct. As a result of these provisions, limited partners may have more restricted rights of action than they would otherwise have if such restrictions had not been included in the partnership agreement. If a claim is made against the general partner in connection with its actions on behalf of the Partnership with respect to the liquidation, the general partner would most likely seek to be indemnified by the Partnership with respect to such claim. As a result of these indemnification rights, a limited partner’s remedy with respect to claims against the general partner relating to its involvement in the liquidation could be more limited than the remedies that would have been available absent the existence of these rights in the partnership agreement. A successful claim for indemnification, including the expenses of defending a claim made, would reduce the Partnership’s assets and, consequently, distributions to the partners, by the amount paid.

Certain secured debt obligations of the Partnership could have a negative impact on the Partnership’s ability to sell some of its assets.

Certain of the Partnership’s assets are pledged as collateral against secured debt obligations of the Partnership. Certain of these debt obligations have prepayment restrictions that could limit the Partnership’s ability to sell certain assets individually without repaying the debt secured by other assets, limit the Partnership’s ability to prepay the debt prior to a certain date and/or trigger a premium, fees and/or expenses due to the lender in accordance with the loan agreements. In marketing the assets, the Partnership will provide information to potential purchasers to allow them to bid to purchase any of these encumbered assets either based upon the Partnership prepaying the associated debt or the purchaser assuming the associated debt. Typically, purchase offers conditioned on the assumption of the related secured debt will be subject to the approval of the lender, which may be withheld in such lender’s discretion. There can be no assurance that the Partnership will have adequate cash to repay these secured debt obligations prior to a sale of the encumbered property or, alternatively, that the lender will consent to the assumption by a potential purchaser of the debt secured by the property. These factors could have a material adverse effect on the Partnership’s ability to sell these encumbered properties.

Certain conflicts may arise in connection with the co-marketing by CB Richard Ellis of the Partnership’s assets with those of Captec Franchise Capital Partners L.P. III.

CB Richard Ellis, the Partnership’s broker, has been engaged by the Partnership and Captec Franchise Capital Partners L.P. III, an affiliate of the Partnership, on identical terms, to sell each partnership’s assets. If the plan of liquidation of each partnership is approved by its limited partners, the selling effort will be conducted simultaneously by CB Richard Ellis on behalf of both partnerships and potential purchasers may, but will not be required to, bid for the assets of both partnerships. Although each partnership’s assets will be separately delineated to so as to not preclude offers to purchase the assets of only one of the partnerships, there could be situations in which a conflict arises between CB Richard Ellis’ marketing of an asset of Captec Franchise Capital L.P. III and an asset of the Partnership. There can be no assurance that in the event of such conflict CB Richard Ellis will market the Partnership’s assets more or less aggressively than the assets of Captec Franchise Capital Partners L.P. III.

     Interests of Certain Persons in the Liquidation

     In addition to the general partner’s right to receive its pro rata share of the net proceeds from the liquidation, pursuant to the partnership agreement, affiliates of the general partner are entitled to receive certain payments from the Partnership in connection with the liquidation of the Partnership’s assets. Section 9.6 of the partnership agreement provides that an affiliate of the general partner shall be entitled to receive an equipment liquidation fee equal to 3.0% of the contract sales price for any resale of equipment by the Partnership. In addition, Section 9.7 of the partnership agreement requires the Partnership to pay to an affiliate of the general partner a real estate liquidation fee for all sales of real property by the Partnership equal to the lesser of (a) fifty percent (50.0%) of the real estate commission customarily charged for similar services in the locale of the property being sold, or (b) three percent (3.0%) of the gross sales price of a property. The real estate liquidation fee accrues and is subordinate to receipt by the limited partners of aggregate distributions equal to 10.5% per annum cumulative, non-compounded return on an amount equal to each limited partner’s original contribution, reduced by the total amount of net sale or refinancing proceeds distributed, plus aggregate distributions of net sale or refinancing proceeds equal to 100% of each limited partner’s original contribution. Although the general partner is required to liquidate the Partnership’s assets in accordance with the plan of liquidation and dissolution approved by the limited partners and in a manner consistent with its fiduciary duty to the limited partners and in compliance with the terms of the partnership agreement, the amounts payable to certain affiliates of the general partner upon liquidation of the Partnership could be material and will decrease the net distributions to the partners upon dissolution of the Partnership.

     In addition to the foregoing, if the partnership agreement is amended by the limited partners in accordance with Proposal Two (described below), the general partner and/or its affiliates will be permitted to purchase assets having an aggregate value of up to 20.0% of the net book value of the Partnership assets, if and when Partnership assets having an aggregate value of at least 80.0% or more of the total net book value of the Partnership assets have been sold to third parties. For purposes of calculating these percentages, the net book value of the Partnership assets will be determined as of the date of the approval of the amendment by the limited partners.

     Material Federal Income Tax Consequences

     The Partnership will recognize gain or loss for income tax purposes on the sale of assets based upon the difference between the sale price and the Partnership’s tax basis in the assets sold. Each limited partner will be allocated his or her distributive share of such gain or loss. Gain will increase each limited partner’s basis in his or her unit of limited partnership interest, and a loss will decrease such limited partner’s basis in his or her unit of limited partnership interest. The gain or loss will be capital gain or loss and will be long-term if the holding period for the assets exceeds one year.

     Cash distributions will first be applied to reduce each limited partner’s tax basis in the unit of limited partnership interest and any such distribution will be taxable only to the extent the amount of such distribution with respect to each unit of limited partnership interest owned exceeds the limited partner’s basis in such unit. Each limited partner will be required to report on his or her income tax return his or her pro rata share of distributable gain as reported to him or her by the Partnership. Distributions to the limited partners will result in the recognition of taxable gain to the limited partners only to the extent such distributions exceed such limited partners’ tax basis in the unit of limited partnership interest.

     THE TAX CONSEQUENCES DISCUSSED HEREIN MAY AFFECT LIMITED PARTNERS DIFFERENTLY DEPENDING UPON THEIR PARTICULAR TAX SITUATIONS UNRELATED TO THE LIQUIDATION AND DISSOLUTION. ACCORDINGLY, THIS SUMMARY IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING ON AN INDIVIDUAL BASIS. LIMITED PARTNERS MAY WISH TO CONSULT THEIR PERSONAL TAX ADVISERS CONCERNING THEIR PARTICULAR TAX SITUATIONS AND THE IMPACT THEREON OF RECEIVING ANY LIQUIDATING DISTRIBUTION, INCLUDING ANY STATE AND LOCAL TAX CONSEQUENCES.

     This summary is based on the federal tax laws and regulations in effect on the date of this consent solicitation statement, all of which are subject to change by legislative or administrative action, possibly with retroactive effect. The discussion herein does not address the particular federal income tax consequences that may apply to certain limited partners such as trusts, estates, tax-exempt organizations, qualified plans, individual retirement accounts, nonresident aliens or other foreign investors. This summary also does not address the state, foreign or local tax consequences of a limited partner’s holding of a unit of limited partnership interest.

PROPOSAL TWO
AMENDMENT TO PARTNERSHIP AGREEMENT

     Description of Amendment to Partnership Agreement

     The following is a summary of the proposed amendment to the partnership agreement. The summary is qualified in its entirety by reference to the full text of the amendment attached hereto as Annex B which is incorporated herein by reference. Limited partners are encouraged to read the amendment in its entirety for the express legal terms of the amendment and other information that may be important to a decision of whether or not to consent to the amendment.

     Section 14.4.23 of the partnership agreement prohibits the sale of Partnership assets to the general partner or any of its affiliates, except in certain circumstances. The amendment to the limited partnership agreement would permit the general partner and/or its affiliates to purchase assets having an aggregate value of up to 20.0% of the net book value of the Partnership assets if and when Partnership assets having an aggregate value of 80.0% or more of the total net book value of the Partnership assets have been sold to third parties. For purposes of calculating these percentages, the net book value of the Partnership assets will be determined as of the date of the approval of the amendment by the limited partners. The amendment to the partnership agreement will only permit the sale of these assets for a sale price not less than the price offered by a bona fide third party purchaser or, if no such offer was received, the value assigned by an independent third party appraiser.

     Reasons for Amendment to Partnership Agreement

     If the liquidation is approved, there is a chance that the general partner will be unable to sell all of the Partnership’s assets to third parties. Since the partnership agreement prohibits distributions in kind, the Partnership cannot be liquidated until all of the Partnership’s assets are sold. Failure to sell all of the Partnership’s assets in a timely manner will result in a delay in the liquidating distribution to the partners and result in continued administrative costs to the Partnership. The general partner believes that if it is permitted to purchase these unsold assets, if any, the partners will materially benefit because they will receive their liquidating distributions sooner and less of the Partnership’s financial resources will be devoted to administrative costs incurred in connection with the continuation of the Partnership. Notwithstanding the amendment to the partnership agreement, neither the general partner nor any of its affiliates shall be under any obligation to purchase the unsold assets to effectuate the liquidation of the Partnership.

     It is not necessary to approve the proposed amendment to the partnership agreement in order to approve the proposed plan of liquidation and dissolution. If the amendment is not approved, the plan of liquidation and dissolution will be implemented by the general partner subject to the current prohibition on sales of Partnership assets to the general partner or its affiliates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The Partnership has no directors or officers and, to the best knowledge of the Partnership, as of August 20, 2004, no person beneficially owned more than 5.0% of the outstanding units of limited partnership interest.

SELECTED FINANCIAL DATA

     The following historical financial information is derived from the unaudited financial statements of the Partnership for the six months ended June 30, 2004 and the financial statements of the Partnership for the year ended December 31, 2003, which have been audited by Ernst & Young LLP, and the consolidated financial statements of the Partnership for the years ended December 31, 2002, 2001, 2000 and 1999, which have been audited by PricewaterhouseCoopers LLP.

	Six Months Ended	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	June 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2004	2003	2002	2001	2000	1999
Statements of Operations Data:
Operating revenue:
Rental income	$1,526,661	$3,412,477	$3,363,815	$3,363,815	$3,002,022	$2,672,588
Lease termination fee	—	254,159	—	—	—	—
Finance income	76,659	199,059	310,428	456,552	588,435	805,410

Total operating revenue	1,603,320	3,865,695	3,674,243	3,820,367	3,590,457	3,477,998

Operating costs and expenses:
Interest expense	608,460	1,271,165	1,266,420	1,217,899	923,965	788,199
Depreciation	247,914	506,298	489,976	482,954	394,312	327,803
General and administrative	304,845	218,997	166,788	129,144	101,226	108,023
Debt retirement costs	209,010	—	—	—	—	—
Provision for Losses	—	—	195,542	65,000	—	—

Total operating costs and expenses	1,370,229	1,996,460	2,118,726	1,894,997	1,419,503	1,224,025

Income from operations	233,091	1,869,235	1,555,517	1,925,370	2,170,954	2,253,973
Other income (expense):
Interest and other income	5,049	4,857	1,478	14,608	722	34,198
Gain on sale of real estate	261,545	—	—	—	—	—
Gain (loss) on sale of equipment	8,040	45,741	—	(258)	42,433	5,858

Total other income	274,634	50,598	1,478	14,350	43,155	40,056

Net income	507,725	1,919,833	1,556,995	1,939,720	2,214,109	2,294,029
Net income allocable to general partners	5,077	19,198	15,570	19,397	22,141	22,940

Net income allocable to limited partners	$502,648	$1,900,635	$1,541,425	$1,920,323	$2,191,968	$2,271,089

Net income per limited partnership unit	$17.29	$65.00	$52.49	$65.10	$73.65	$75.78
Units outstanding	29,065	29,239	29,369	29,496	29,763	29,969
Other Data:
Cash flows from operating activities	$587,904	$1,951,899	$1,934,582	$2,020,200	$2,626,092	$3,306,697
Cash flows from investing activities	$4,001,429	$(97,459)	$1,402,096	$1,253,154	$(3,138,164)	$4,000,047
Cash flows from financing activities	$(3,652,523)	$(2,292,589)	$(3,461,189)	$(2,094,788)	$(110,817)	$(507,083)
Balance Sheet Data:
Cash and cash equivalents	$1,908,562	$928,132	$1,367,069	$1,460,847	$179,066	$915,760
Investment in property under leases	$27,580,217	$31,262,517	$31,516,729	$33,604,343	$35,405,709	$32,619,423
Total assets	$31,048,999	$34,246,143	$34,612,180	$36,589,728	$36,819,022	$34,533,478
Total liabilities	$13,892,849	$15,120,012	$14,552,078	$14,928,823	$13,753,388	$9,832,387
Total partners’ capital	$17,156,150	$19,126,131	$20,060,102	$21,660,905	$23,065,634	$24,701,091

CONSENT PROCEDURES

     General

     This consent solicitation statement is being furnished to each holder of units of limited partnership interest in Captec Franchise Capital Partners L.P. IV, a Delaware limited partnership, by the general partner of the Partnership, GP4 Asset Acquisition, LLC, a Michigan limited liability company, in connection with the solicitation by the Partnership of the consent of the limited partners to the proposals set forth in this consent solicitation statement.

     As of August 20, 2004, the Partnership had 28,974 units of limited partnership interest outstanding. Valid consents from the record owners of at least 14,488 units of limited partnership interest are required to approve each proposal. At such time as the Partnership receives valid consents from limited partners owning at least a majority of the units of limited partnership interest outstanding for a particular proposal, the consent of the limited partners will be deemed to have been obtained for such proposal, the consent process will be closed for such proposal and the general partner will proceed to implement the plan of liquidation and dissolution or the amendment to the partnership agreement (as the case may be).

     Voting; Record Date

     This consent solicitation statement and the accompanying consent form are being mailed to limited partners of record as of the close of business on August 20, 2004. Each unit of limited partnership interest entitles the limited partner to one vote with respect to the consents solicited hereby. Only limited partners of record on the record date may consent to the proposals. If your units are held in the name of a brokerage firm, bank, nominee or other institution, only such institution can consent with respect to your units and can do so only at your direction. Accordingly, if your units are so held, please contact your account representative and give instructions to have the enclosed consents voted with respect to your units.

     Because approval of each proposal requires the affirmative consent of limited partners owning of record at least a majority of the units of limited partnership interest outstanding, abstentions and broker non-votes, which are consents from brokers or nominees indicating that such persons have not received instructions from beneficial owners or other persons entitled to give consents with respect to units of limited partnership interest as to matters for which the brokers or nominees do not have discretionary power, will have the effect of votes against the proposals.

     Close of Consent Solicitation

     It is the present intention of the Partnership to close this consent solicitation as to each proposal as of the date on which valid consents of limited partners owning at least a majority of the units of limited partnership interest outstanding have been received by the Partnership for such proposal. The Partnership is seeking, if possible, to close this consent solicitation on or about        , 2004, although, if necessary, the Partnership may continue to solicit consents after that time.

     Change of Consent

     A consent may subsequently be changed either in writing, or by internet or telephone, in accordance with the consent instructions on the enclosed consent card, at any time prior to the closing of the related consent solicitation. A written change to a limited partner’s consent may be in any written form validly signed by the record holder provided it clearly states that such holder’s consent previously given is no longer effective. To prevent confusion, a written change must be dated and must indicate the proposal(s) for which consent is being changed. To be effective, a change with respect to a previously delivered consent must be delivered prior to the time that the requisite number of valid consents has been received by the Partnership as set forth above. After the consent solicitation is closed for a particular proposal, all consents previously delivered for such proposal will become irrevocable.

     Result of Consent

     If the requisite consents are obtained, the general partner will proceed to liquidate the Partnership’s assets in accordance with the plan of liquidation and dissolution, attached as Annex A, and the partnership agreement will be amended in accordance with the amendment attached as Annex B.

     Expenses of Solicitation

     The expenses of this consent solicitation will be paid by the Partnership. The Partnership will pay Georgeson Shareholder Communications Inc. a fee of $5,000, plus reimbursement of out-of-pocket expenses, for its services in soliciting consents and acting as Inspector of Elections and Consents. In addition to solicitation by mail, directors, officers and employees of Captec Financial Group, Inc., an affiliate of the general partner, may solicit consents by telephone, facsimile, or otherwise. Directors, officers and employees of Captec Financial Group will not be additionally compensated for any such solicitation, but may be reimbursed for out-of-pocket expenses incurred. Brokerage firms, fiduciaries and other custodians that forward soliciting material to limited partners will be reimbursed for their reasonable expenses incurred in forwarding such material.

RECOMMENDATION

GP4 ASSET ACQUISITION, LLC, AS THE GENERAL PARTNER OF THE PARTNERSHIP, RECOMMENDS THAT YOU CONSENT TO THE PROPOSAL ADOPTING THE PLAN OF LIQUIDATION AND DISSOLUTION OF THE PARTNERSHIP AND THE PROPOSAL TO AMEND THE LIMITED PARTNERSHIP AGREEMENT.

YOUR CONSENT IS IMPORTANT. PLEASE CONSENT BY INTERNET OR TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE ENCLOSED CONSENT FORM NO LATER THAN           , 2004.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

If you would like additional copies of this correspondence or have questions about the proposals, you should contact:

Georgeson Shareholder Communications Inc.
Wall Street Station
P.O. Box 1100
New York, New York 10269-0646
800-506-7143

The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934 pursuant to which it files reports and other information with the Securities and Exchange Commission. These reports and other information may be inspected and copied at public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Securities and Exchange Commission’s public reference facilities can be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Copies may be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. The Securities and Exchange Commission also maintains an internet web site that contains periodic and other reports, proxy and information statements and other information regarding registrants, including the Partnership, that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s web site is http://www.sec.gov.

ANNEX A

PLAN OF LIQUIDATION AND DISSOLUTION

CAPTEC FRANCHISE CAPITAL PARTNERS L.P. IV

     This Plan of Liquidation and Dissolution (the “Plan”), dated as of          , 2004, of Captec Franchise Capital Partners L.P. IV (the “Partnership”), a Delaware limited partnership, has been adopted by the Partnership for the purpose of effecting the complete liquidation, dissolution and winding up of the Partnership in accordance with the laws of the State of Delaware.

     1. Intent. GP4 Asset Acquisition, LLC, the general partner of the Partnership (the “General Partner”), has concluded that dissolution of the Partnership, liquidation of the Partnership’s assets and winding up of the Partnership is in the best interest of the Partnership and the limited partners. Therefore, the General Partner is submitting the Plan to the limited partners for their approval.

     2. Effectiveness. The Plan shall be effective upon its approval by the holders of a majority of the outstanding units of limited partnership interest. Approval of this Plan constitutes the vote of the Limited Partners to dissolve and liquidate the Partnership pursuant to Section 18.1 of the Partnership’s Agreement of Limited Partnership, as amended (the “Partnership Agreement”).

     3. Liquidation of Assets. Upon approval of the Plan, the General Partner will be authorized to liquidate the assets of the Partnership and distribute the proceeds from such liquidation, all as specified in the Partnership Agreement, without any further action by the limited partners. The General Partner may determine, in its sole discretion, the means, manner and terms of such sales or other dispositions of the Partnership assets. In the process, proceeds from the sale of Partnership assets will be used to pay any creditors of the Partnership (excluding any creditors whose obligations are assumed by the purchasers of assets), including liabilities related to expenses of liquidation, expenses of preparing, filing and distributing financial reports to various agencies and the limited partners, expenses for all applicable taxes and reserves for contingencies which the General Partner considers necessary in its discretion.

     4. Use of Advisors and Brokers. The General Partner may utilize the services of one or more advisors and/or brokers to assist in the sale of the Partnership assets. The expenses of advisors and brokers, if any, will be paid by the Partnership.

     5. Distribution of Liquidation Proceeds. Once the Partnership’s assets have been sold and the liabilities of the Partnership have been satisfied, the General Partner shall authorize one or more cash distributions to the partners in complete liquidation of the Partnership in accordance with the priorities set forth in the Partnership Agreement. Such distributions shall be made in complete cancellation of all of the partners’ interests in the Partnership.

A-1

     6. Dissolution and Termination of the Partnership. In connection with the liquidation and winding up of the Partnership, the General Partner shall, at the expense of the Partnership, cause the execution and timely filing of all reports it determines are necessary to effect the dissolution and termination of the Partnership, including the certificates of cancellation with the State of Delaware, tax returns and other reports required by the Internal Revenue Service and other taxing authorities, any reports required by the Securities Exchange Commission and all reports required to be delivered to the limited partners in accordance with the Partnership Agreement.

     7. Deferral, Amendment or Abandonment of the Plan. Nothing in this Plan shall be interpreted to modify or limit in any way the General Partner’s right pursuant to Section 18.2.3 of the Partnership Agreement to defer liquidation of the Partnership assets. The General Partner may modify, amend or abandon the Plan at any time if it determines that such action would be advisable and in the best interests of the Partnership and the limited partners.

     8. Attorney-in-Fact. GP4 Asset Acquisition, LLC is hereby constituted and appointed as the Partnership’s true and lawful attorney-in-fact and agent in its name, place and stead, with full power of substitution, either in its own name or in the name of the Partnership, to ask for, demand, sue for, collect and receive all monies due or to become due to the Partnership; to execute or endorse any and all documents or instruments on behalf of the Partnership, including, without limitation, checks, drafts, and orders; to settle, compromise, prosecute or defend any action, claim or proceeding relating to the Partnership; and to otherwise deal with any of the assets or liabilities of the Partnership.

     9. Other Acts. The General Partner shall take, or cause the Partnership to take, such other acts and deeds and shall do, or cause the Partnership to do, such other things, as are necessary or appropriate in connection with the winding up, termination and dissolution of the Partnership, the termination of the responsibilities and liabilities of the Partnership under applicable law and the termination of the existence of the Partnership.

     IN WITNESS WHEREOF, the parties hereto have made and executed this Plan as of the date first written above.

GP4 Asset Acquisition, LLC as General Partner of Captec Franchise Capital Partners L.P. IV
By:
	Name:	Patrick L. Beach
	Title:	President

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ANNEX B

AMENDMENT
 TO
 AGREEMENT OF LIMITED PARTNERSHIP
 OF
 CAPTEC FRANCHISE CAPITAL PARTNERS L.P. IV

     This Amendment (the “Amendment”) to the Agreement of Limited Partnership (as previously amended, the “Partnership Agreement”) of Captec Franchise Capital Partners L.P. IV, a Delaware limited partnership (the “Partnership”), is made as of the    day of       , 200_, by and among, GP4 Asset Acquisition, LLC, a Michigan limited liability company (the “General Partner”) and those Limited Partners identified in the books and records of the Partnership as holding all the limited partnership interests in the Partnership (individually referred to as a “Limited Partner” and collectively as the “Limited Partners”).

RECITALS:

     The Partnership is considering dissolving, liquidating its assets and winding up its affairs, and in connection therewith, is presently seeking the approval of a plan of liquidation and dissolution by Majority Vote of the Limited Partners (as defined in the Partnership Agreement).

     The liquidation and dissolution of the Partnership cannot be completed until all of the Partnership’s assets have been disposed.

     The Partnership Agreement generally prohibits the sale of assets to the General Partner or its Affiliates (as defined in the Partnership Agreement).

     On        , 200_, the Limited Partners by Majority Vote approved an amendment to the Partnership Agreement to permit the sale of assets to the General Partner and/or its Affiliates, under certain circumstances, to facilitate the liquidation and dissolution of the Partnership, all in accordance with the terms and provisions set forth below.

     In consideration of the premises and the mutual covenants herein, the parties agree as follows:

1.	Defined Terms. Capitalized terms in this Amendment shall have the same meaning as set forth in the Partnership Agreement unless the context clearly requires otherwise.

2.	Amendment to Limitations on Authority of the General Partner. Paragraph 14.4.23 of the Partnership Agreement is amended and restated as follows:

14.4.23 purchase or lease property from or sell or lease property to the General Partners or any of its Affiliates except as contemplated by Paragraphs 14.2.3, 14.4.3, 14.4.4 and 18.4 hereof;

3.	Authority to Sell Assets to the General Partner or its Affiliates. Article 18 of the Partnership Agreement is amended to add the following Paragraph:

18.4 Sale of Assets to the General Partner or its Affiliates. Notwithstanding anything contained in this Partnership Agreement to the contrary, the General Partner and/or its Affiliates shall be permitted to purchase assets from the Partnership, and the General Partner, on behalf of the Partnership, shall be authorized to sell assets to the General Partner and/or its Affiliates, subject to the following conditions having been satisfied:

     18.4.1 the Limited Partners shall have approved the dissolution, liquidation and winding up of the Partnership by Majority Vote;

     18.4.2 the General Partner shall have confirmed the total net book value of the assets of the Partnership as of the date the Limited Partners approved this Amendment by Majority Vote (the “Total Net Book Value”);

     18.4.3 subsequent to the date the Limited Partners approved the dissolution and termination of the Partnership by Majority Vote, the Partnership shall have disposed of assets having an aggregate net book value of not less than eighty percent (80%) of the Total Net Book Value to third party purchasers that are not affiliated with the General Partner;

     18.4.4 the sale price of any asset to the General Partner or any of its Affiliates shall not be less than the price offered by a bona fide third party purchaser for such asset within the preceding twelve (12) months or, if no such offer was received, the fair market value assigned to such asset by an independent third party appraiser selected by the General Partner; and

     18.4.5 the closing costs and fees associated with such sale shall be allocated between the Partnership and the General Partner or its Affiliate in accordance with the local customs of the jurisdiction in which the asset is located, provided, however, any brokerage fee or appraisal fee owing with respect to such sale shall be paid by the Partnership.

4.	Effect on Partnership Agreement. The terms and provisions of the Partnership Agreement remain unmodified and in full force and effect except as expressly modified or amended herein.

     In witness whereof, the parties hereto have executed this Amendment as of the date first written above.

General Partner:

GP4 Asset Acquisition, LLC

By:

Name: Patrick L. Beach
Title: President

Limited Partners:
By: GP4 Asset Acquisition, LLC, as attorney-in-fact for all of the Limited Partners as identified in the books and records of the Partnership

By:

Name: Patrick L. Beach
Title: President

TO VOTE BY MAIL, PLEASE DETACH CONSENT CARD HERE

CAPTEC FRANCHISE CAPITAL PARTNERS L.P. IV

CONSENT

THIS CONSENT IS SOLICITED BY CAPTEC FRANCHISE CAPITAL PARTNERS L.P. IV. WHEN THIS CONSENT FORM IS PROPERLY EXECUTED, THE UNITS REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF A PROPERLY EXECUTED CONSENT FORM IS RETURNED WITHOUT ANY VOTE BEING SPECIFIED, THE UNITS REPRESENTED HEREBY WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSALS.

If you have any questions, please call Georgeson Shareholder Communications Inc. at (800) 506-7143 (toll free).

THIS CONSENT IS CONTINUED ON THE REVERSE SIDE

SEE REVERSE SIDE

THERE ARE THREE WAYS TO EFFECTUATE YOUR CONSENT

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-786-5219, 24 hours a day, 7 days a week. Have your consent card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on
	Visit the Internet voting website at http://proxy.georgeson.com. Have your consent card ready, then follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on	Simply mark, sign and date your consent card and return it in the reply envelope enclosed.

COMPANY NUMBER	CONTROL NUMBER

TO VOTE BY MAIL, PLEASE DETACH CONSENT CARD HERE

☒	Please mark
votes as in
this example.

The undersigned, a limited partner of Captec Franchise Capital Partners L.P. IV, a Delaware limited partnership, does hereby vote, with respect to all units owned by the undersigned, as follows:

1.	APPROVAL of Proposal One to liquidate all of the Partnership’s assets pursuant to the proposed plan of liquidation and dissolution.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	APPROVAL of Proposal Two to amend the partnership agreement of the Partnership.	FOR ☐	AGAINST ☐	ABSTAIN ☐	The undersigned acknowledges that each of the proposals is more particularly described in the consent solicitation statement accompanying this consent, dated , 2004, receipt of which is hereby acknowledged.

Dated , 2004

Signature(s)

Signature(s)

Please sign exactly as name appears on the envelope in which this material is delivered. When units are held by joint tenants, each joint tenant should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.